                                                                   Exhibit 4.7.2


                                 AMENDMENT NO. 2


                  This Amendment No. 2, dated as of June 28, 2002 (this "AMENDMENT"), among Paxson Communications Corporation, a Delaware corporation (the "BORROWER"), the Lenders (as defined below) party hereto and the Administrative Agent (as defined below) amends certain provisions of the Credit Agreement, dated as of July 12, 2001, among the Borrower, the Lenders (as defined in the Credit Agreement referred to below), Citicorp USA, Inc., as administrative agent for the Lenders and as collateral agent for the Secured Parties under the Collateral Documents (in each such capacity, the "ADMINISTRATIVE AGENT"), Union Bank of California, N.A., as syndication agent for the Lenders, and CIBC, Inc. and General Electric Capital Corporation, each as co-documentation agents for the Lenders, as amended by Amendment No. 1, dated as of January 7, 2002 (as amended, the "CREDIT AGREEMENT").


                              W I T N E S S E T H:


                  WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to the Credit Agreement and, as of the date hereof, the Lenders consenting to this Amendment constitute the Requisite Lenders (as defined in the Credit Agreement);


                  WHEREAS, the Borrower, the Lenders party hereto and the Administrative Agent have agreed to make certain amendments to the Credit Agreement as set forth herein;


                  WHEREAS, pursuant to Section 11.1 of the Credit Agreement, the consent of the Requisite Lenders is required to amend the provisions of the Credit Agreement as set forth herein;


                  NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, and in reliance upon the representations, warranties and covenants herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

                  SECTION 1. DEFINITIONS. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

                  SECTION 2. AMENDMENTS TO CREDIT AGREEMENT. Effective as of the Effective Date (as defined below) and subject to the terms and conditions set forth herein, the Credit Agreement is hereby amended as follows:

                  (a) By amending and restating in its entirety the definition of "Applicable Margin" in Section 1.1 (Defined Terms) of the Credit Agreement to read as follows:

                  "APPLICABLE MARGIN" means (a) with respect to the Term B Loans maintained as (i) Base Rate Loans, a rate equal to 2.25% per annum and
         (ii) Eurodollar Rate Loans, a rate equal to 3.25% per annum and (b) with respect to Term A Loans and Revolving Loans, (x) during the period commencing on the Closing Date and ending one Business Day after the receipt by the Administrative Agent of the financial statements required to be delivered by Section 6.1(b) for the full fiscal quarter ending December 31, 2003, if maintained (i) as Base Rate Loans, a rate equal to 2.25% per annum and (ii) as Eurodollar Rate Loans, a rate equal to 3.25% per annum, and (y) thereafter, as of any date of determination, a per annum rate equal to the rate set forth below opposite the applicable type of Loan and the then applicable Leverage Ratio (determined for the twelve-month period ending on the last day of the most recent Fiscal Quarter or Fiscal Year, as applicable, for which Financial Statements have been delivered pursuant to SECTION 6.1) set forth below:


                                                       Term A Loans & Revolving Loans
                                              --------------------------------------------------
Leverage Ratio                                Base Rate Loans              Eurodollar Rate Loans
--------------                                ---------------              ---------------------
Greater than 6 to 1                                2.25%                           3.25%

Equal to or less than 6 to 1 and
greater than 4.5 to 1                              2.00%                           3.00%

Equal to or less than 4.5 to 1                     1.75%                           2.75%


         Subsequent changes in the Applicable Margin resulting from a change in the Leverage Ratio shall become effective as to all Loans one Business Day after delivery by the Borrower to the Administrative Agent of new financial statements pursuant to SECTION 6.1(B) for each of the first three Fiscal Quarters of each Fiscal Year and SECTION 6.1(C) for each Fiscal Year. Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Leverage Ratio), if the Borrower shall fail to deliver such financial statements within the time periods specified in SECTION 6.1(B) or (C), as applicable, the Applicable Margin from and including the 46th day after the end of such Fiscal Quarter or the 91st day after the end of such Fiscal Year, as the case may be, to but not including the date the Borrower delivers to the Administrative Agent such financial statements shall equal the highest Applicable Margin set forth above.

                  (b) By amending and restating in its entirety the definition of "Capital Expenditures" in Section 1.1 (Defined Terms) of the Credit Agreement to read as follows:

                  "CAPITAL EXPENDITURES" means for any period, the aggregate of all expenditures (whether paid in cash or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrower) by the Borrower and its Subsidiaries during such period that, in conformity with GAAP, are included as additions to property, plant or equipment as reflected in the consolidated statement of changes in financial position of the Borrower and its Subsidiaries, including, but not limited to, capital expenditures (a) made in connection with the conversion of a Station from an analog broadcast format to a digital broadcast format, (b) pursuant to joint sales agreements and (c) on capital maintenance; PROVIDED, HOWEVER, that Capital Expenditures shall not include for purposes hereof Programming Rights Payments.

                  (c) By amending and restating in its entirety clause (h) of the definition of "Indebtedness" in Section 1.1 (Defined Terms) of the Credit Agreement to read as follows:

                  (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value, prior to the 91st day after the Final Maturity Date, any capital stock of such Person,

                  (d) By amending and restating in its entirety clause (c)(i) of the definition of "Net Cash Proceeds" in Section 1.1 (Defined Terms) of the Credit Agreement to read as follows:

                  (c)(i) Equity Issuance (other than any such issuance of Common Stock occurring in the ordinary course of business to any director, member of the management or employee of the Borrower or its Subsidiaries), or

                  (e) By amending and restating in its entirety clause (b) of the definition of "Permitted Acquisition" in Section 1.1 (Defined Terms) of the Credit Agreement to read as follows:

                  (b) such proposed acquisition shall not be consummated prior to delivery by the Borrower of a Compliance Certificate for the Fiscal Quarter ended March 31, 2005 and the Borrower shall have demonstrated, to the Administrative Agent's reasonable satisfaction, that the Borrower shall be in compliance with the financial covenants set forth in SECTIONS 5.3 through 5.7 on an historical pro forma basis for the period of four Fiscal Quarters ending immediately prior to such proposed acquisition (assuming such acquisition occurred on the first day of the applicable period);

                  (f) By amending and restating in its entirety the definition of "Pre-Approved Station Sale" in Section 1.1 (Defined Terms) of the Credit Agreement to read as follows:

                  "PRE-APPROVED STATION SALE" means any Asset Sale in respect of the Borrower's broadcasting stations in each of (a) WJPX-TV, San Juan, Puerto Rico, (b) WKPV-TV, Ponce, Puerto Rico (c) WJWN-TV, San Sebastian, Puerto Rico, (d) KPXO(TV), Kaneohe, Hawaii,(e) WPXB (TV), Merrimack, New Hampshire, (f) W34CP, East Orange, New Jersey, (g) WPXU-LP, Amityville, New York, (h) WPXO(TV), Christiansted, St. Croix, U.S. Virgin Islands, (i) KBPX-LP, Houston, Texas, (j) WBPX-LP, West Palm Beach, Florida, (k) W33BZ, Dennis, Maine, (l) WIPX-LP, Indianapolis, Indiana, (m) KAPX, Albuquerque, New Mexico and (n) KPXF, Fresno, California.

                  (g) By amending and restating in its entirety the definition of "Preferred Stock" in Section 1.1 (Defined Terms) of the Credit Agreement to read as follows:

                  "PREFERRED STOCK" means the 8% Series B Convertible Exchangeable Preferred Stock, the 13-1/4% Cumulative Junior Exchangeable Preferred Stock, the 9-3/4% Series A Convertible Preferred Stock, the 12-1/2% Cumulative Exchangeable Preferred Stock and any New Preferred Stock.

                  (h) By amending and restating in its entirety the definition of "Preferred Stock Documents" in Section 1.1 (Defined Terms) of the Credit Agreement to read as follows:

                  "PREFERRED STOCK DOCUMENTS" means, in respect of any Preferred Stock, the certificates of designation and any indentures and exchange debentures relating to such Preferred Stock as set forth on Schedule III and the certificates of designation and any indentures and exchange debentures relating to any New Preferred Stock.

                  (i) By amending Section 1.1 (Defined Terms) of the Credit Agreement to insert the following definition of "Common Stock" in the correct alphabetical order:

                  "COMMON STOCK" means the Class A or Class C Common Stock, par value $0.001 per share, of the Borrower.

                  (j) By amending Section 1.1 (Defined Terms) of the Credit Agreement to insert the following definition of "Effective Date" in the correct alphabetical order:

                  "EFFECTIVE DATE" has the meaning set forth in that certain Amendment No. 2, dated as of June 28, 2002, among the Borrower, the Lenders party thereto and the Administrative Agent.

                  (k) By amending Section 1.1 (Defined Terms) of the Credit Agreement to insert the following definition of "New Preferred Stock" in the correct alphabetical order:

                  "NEW PREFERRED STOCK" means any Stock of the Borrower designated as preferred stock and issued after the Closing Date (other than shares of Preferred Stock issued as dividends with respect to outstanding shares of Preferred Stock), the terms of which provide that
         (i) no cash dividends shall be paid on such New Preferred Stock prior to the 91st day after the Final Maturity Date and (ii) such New Preferred Stock shall not be mandatorily redeemable or require any other cash payment to the holders thereof prior to the 91st day after the Final Maturity Date and which shall otherwise be on terms (including in respect of the redemption and dividend amount, redemption and dividend payment dates, and redemption and payment provisions) which, taken as a whole, are no less favorable to the Borrower and the Lenders than the terms of the Preferred Stock being redeemed or exchanged pursuant to SECTION 8.5(B); PROVIDED, HOWEVER, that no such New Preferred Stock shall be permitted to be issued if a Default or Event of Default has occurred which is continuing or would result therefrom.

                  (l) By amending Section 1.1 (Defined Terms) of the Credit Agreement to insert the following definition of "Station EBITDA" in the correct alphabetical order:

                  "STATION EBITDA" means, with respect to any Station for any period, (i) Station revenues (excluding any allocation of network revenues) MINUS (ii) Station operating expenses (excluding depreciation, amortization and any allocation of corporate overhead or Programming Amortization Expense).

                  (m) By amending and restating clause (a) of Section 2.7 (Mandatory Prepayments) of the Credit Agreement in its entirety to read as follows:

                  (a) Upon receipt by the Borrower or any of its Subsidiaries of Net Cash Proceeds arising (i) from Spectrum License Sales, the Borrower shall, within one Business Day prepay the Loans in amounts equal to 100% of the first $75,000,000 of such aggregate Net Cash Proceeds and 50% of such aggregate Net Cash Proceeds in excess of $75,000,000; (ii) from (A) any other Asset Sale (other than (x) a Pre-Approved Transaction and (y) the first $50,000,000 of aggregate Net Cash Proceeds from all Asset Sales (other than Spectrum License Sales and Pre-Approved Transactions); PROVIDED, that the Leverage Ratio for the twelve-month period ending on the last day of the most recent Fiscal Quarter prior to such Asset Sale for which a Compliance Certificate has been delivered (determined after giving effect to the application of such proceeds and excluding Station EBITDA for any Station subject to such Asset Sale from the calculation of EBITDA for such period) is not greater than the Leverage Ratio for such period), (B) any Property Loss Event or (C) Debt Issuance, the Borrower shall within one Business Day prepay the Loans in an amount equal to 100% of such Net Cash Proceeds, and (iii) from an Equity Issuance (other than (w) issuance by the Borrower of Common Stock or New Preferred Stock but only to the extent the Net Cash Proceeds of such issuance are used to redeem Preferred Stock pursuant to SECTION 8.5(B), (x) issuance by the Borrower of its Stock pursuant to employee option plans, (y) Common Stock issued pursuant to the exercise of warrants issued in connection with the issuance of the 9-3/4% Preferred Stock and (z) the first $50,000,000 of aggregate Net Cash Proceeds of other Equity Issuances), the Borrower shall immediately prepay the Loans in an amount equal to 100% (or, if, at any time following delivery of a Compliance Certificate for the Fiscal Quarter ended March 31, 2005, the Leverage Ratio for the twelve-month period ending on the last day of the Fiscal Quarter most recently ended is less than 5.5 to 1 (determined on a pro forma basis after giving effect to the application of such proceeds), then 50%) of such Net Cash Proceeds; PROVIDED, HOWEVER, that in the case of any Net Cash Proceeds arising from a Reinvestment Event, the Borrower shall prepay the Loans in an amount equal to the Reinvestment Prepayment Amount applicable to such Reinvestment Event, if any, on the Reinvestment Prepayment Date with respect to such Reinvestment Event and, pending application of such proceeds as specified in the Reinvestment Notice, shall pay the same to the Administrative Agent to be held in a Cash Collateral Account. Any such mandatory prepayment shall be applied in accordance with SECTION 2.7(C) below; provided further, however, that no Reinvestment Event shall be permitted to occur in respect of any Net Cash Proceeds which are otherwise required (pursuant to the terms of any Subordinated Debt Document or Preferred Stock Document) to be applied in prepayment of the Loans, or where the failure to apply such Net Cash Proceeds in prepayment of the Loans would result in an obligation to redeem or repurchase any Subordinated Debt or Preferred Stock.

                  (n) By amending and restating Section 5.1 (Minimum Net Revenue) of the Credit Agreement in its entirety to read as follows:

                  The Borrower will have, as of the last day of each Fiscal Quarter set forth below, Net Revenue for the four Fiscal Quarters ending on such day of not less than the following:

Fiscal Quarter Ending                       Minimum Net Revenue
---------------------                       -------------------

June 30, 2001                                    $230,000,000

September 30, 2001                               $230,000,000

December 31, 2001                                $230,000,000

March 31, 2002                                   $240,000,000

June 30, 2002                                    $240,000,000

September 30, 2002                               $245,000,000

December 31, 2002                                $250,000,000

March 31, 2003                                   $260,000,000

June 30, 2003                                    $270,000,000

September 30, 2003                               $280,000,000

December 31, 2003                                $290,000,000

March 31, 2004                                   $300,000,000

June 30, 2004                                    $310,000,000

September 30, 2004                               $320,000,000

December 31, 2004                                $330,000,000

                  (o) By amending and restating Section 5.2 (Minimum EBITDA) of the Credit Agreement in its entirety to read as follows:

                  The Borrower will have, as of the last day of each Fiscal Quarter set forth below, EBITDA for the four Fiscal Quarters ending on such day of not less than the following:

Fiscal Quarter Ending                           Minimum EBITDA
---------------------                           --------------

June 30, 2001                                     $ 3,000,000

September 30, 2001                                $12,000,000

December 31, 2001                                 $15,000,000

March 31, 2002                                    $18,000,000

June 30, 2002                                     $19,000,000

September 30, 2002                                $11,000,000

December 31, 2002                                 $14,000,000

March 31, 2003                                    $20,000,000

June 30, 2003                                     $34,000,000

September 30, 2003                                $45,000,000

December 31, 2003                                 $50,000,000

March 31, 2004                                    $56,000,000

June 30, 2004                                     $62,000,000

September 30, 2004                                $68,000,000

December 31, 2004                                 $75,000,000


                  (p) By amending and restating Section 5.3 (Maximum Senior Debt Leverage Ratio) of the Credit Agreement in its entirety to read as follows:

                  The Borrower will maintain a Senior Debt Leverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the twelve months ending on such day of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

                                              Maximum Senior Debt
Fiscal Quarter Ending                           Leverage Ratio
---------------------                         -------------------

March 31, 2005                                     2.25 to 1

June 30, 2005                                      2.25 to 1

September 30, 2005                                 2.00 to 1

December 31, 2005                                  2.00 to 1

March 31, 2006                                     2.00 to 1

June 30, 2006                                      2.00 to 1


                  (q) By amending and restating Section 5.4 (Maximum Leverage Ratio) of the Credit Agreement in its entirety to read as follows:

                  The Borrower will maintain a Leverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the twelve months ending on such day of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

Fiscal Quarter Ending                       Maximum Leverage Ratio
---------------------                       ----------------------

March 31, 2005                                     3.50 to 1

June 30, 2005                                      3.50 to 1

September 30, 2005                                 3.00 to 1

December 31, 2005                                  3.00 to 1

March 31, 2006                                     3.00 to 1

June 30, 2006                                      3.00 to 1

                  (r) By amending and restating Section 5.5 (Minimum Interest Coverage Ratio) of the Credit Agreement in its entirety to read as follows:

                  The Borrower will maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the twelve months ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

                                               Minimum Interest
Fiscal Quarter Ending                           Coverage Ratio
---------------------                          ----------------

March 31, 2005                                     3.50 to 1

June 30, 2005                                      3.50 to 1

September 30, 2005                                 3.50 to 1

December 31, 2005                                  3.50 to 1

March 31, 2006                                     3.50 to 1

June 30, 2006                                      3.50 to 1

                  (s) By amending and restating Section 5.6 (Minimum Fixed Charge Coverage Ratio) of the Credit Agreement in its entirety to read as follows:

                  The Borrower will maintain a Fixed Charge Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the twelve months ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

                                               Minimum Interest
Fiscal Quarter Ending                           Coverage Ratio
---------------------                          ----------------

March 31, 2005                                     1.70 to 1

June 30, 2005                                      1.70 to 1

September 30, 2005                                 1.70 to 1

December 31, 2005                                  1.70 to 1

March 31, 2006                                     1.70 to 1

June 30, 2006                                      1.70 to 1

                  (t) By amending and restating Section 5.7 (Capital Expenditures) of the Credit Agreement in its entirety to read as follows:

                  The Borrower will not permit Capital Expenditures to be made or incurred during each of the Fiscal Years set forth below to be in excess of the maximum amount set forth below for such Fiscal Year:

                                               Maximum Capital
              Fiscal Year                        Expenditures
              -----------                      ---------------

                 2001                            $90,000,000

                 2002                            $45,000,000

                 2003                            $25,000,000

                 2004                            $25,000,000

                 2005                            $10,000,000

                 2006                            $10,000,000;


         PROVIDED, HOWEVER, that to the extent that actual Capital Expenditures for any Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (giving effect to any carryover permitted by this proviso), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year and shall increase the scheduled maximum amount of Capital Expenditures for the next succeeding Fiscal Year by the amount of such difference.

(u) By inserting the following at the end of Article V (Financial Covenants) of the Credit Agreement as a new Section 5.8 (Maximum Programming Rights Payments):

                  Section 5.8. MAXIMUM PROGRAMMING RIGHTS PAYMENTS. The Borrower will not permit Programming Rights Payments to be made or incurred during each of the Fiscal Years set forth below to be in excess of the maximum amount set forth below for such Fiscal Year:

                                                  Maximum
                                            Programming Rights
             Fiscal Year                          Payments
             -----------                    ------------------

                 2002                           $135,000,000

                 2003                           $125,000,000

                 2004                           $125,000,000

                 2005                           $125,000,000

                 2006                           $125,000,000;


         PROVIDED, HOWEVER, that to the extent the Borrower or any of its Subsidiaries makes any Investment permitted by SECTION 8.3(E) in any such Fiscal Year, the maximum Programming Rights Payments permitted for such Fiscal Year shall be reduced by the amount of such Investment; PROVIDED, FURTHER, HOWEVER, that to the extent that actual Programming Rights Payments for any Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (giving effect to any carryover permitted by this proviso and any reduction pursuant to the previous proviso), the difference between said stated maximum amount and such actual Programming Rights Payments shall, in addition, be available for Programming Rights Payments in the next succeeding Fiscal Year and shall increase the scheduled maximum amount of Programming Rights Payments for the next succeeding Fiscal Year by the amount of such difference.

                  (v) By amending and restating Section 6.4 (Station Appraisals) of the Credit Agreement in its entirety to read as follows:

                  The Borrower shall deliver to the Administrative Agent a Station Appraisal (i) annually, beginning on the first anniversary of the Effective Date and thereafter by no later than 12 months after the date when the previous Station Appraisal was provided to the Administrative Agent and (ii) promptly following any request therefore by the Requisite Lenders or (in the case of clause (b)) the Administrative Agent; PROVIDED, that such request pursuant to clause
         (ii) for an additional Station Appraisal may be made (a) if a Default or Event of Default has occurred which is continuing, at any time while so continuing and (b) once following the consummation of Asset Sales in respect of Stations having an aggregate Fair Market Value in excess of $250,000,000 and once following further Asset Sales for each successive multiple of such amount.

                  (w) By amending and restating clause (l) of Section 8.1 (Indebtedness) of the Credit Agreement in its entirety to read as follows:

                  (l) any other Indebtedness not exceeding $2,000,000 in aggregate.

                  (x) By amending and restating clause (e) of Section 8.3 (Investments) of the Credit Agreement in its entirety to read as follows:

                  (e) Investments in Joint Ventures, Unrestricted Subsidiaries and other Persons; PROVIDED, that (i) the aggregate amount of such Investments made in cash and the Fair Market Value of all such non-cash assets so invested shall not exceed $20,000,000, (ii) no Default or Event of Default has occurred which is continuing or would result from such Investment, (iii) (x) until delivery of a Compliance Certificate for the Fiscal Quarter ended March 31, 2005, after giving effect to such Investment, the Borrower shall have Liquidity of at least $65,000,000 and (y) after delivery of a Compliance Certificate for the Fiscal Quarter ended March 31, 2005, the Borrower shall be in compliance with the financial covenants set forth in Sections 5.3 through 5.8 on an historical pro forma basis for the period of four Fiscal Quarters ending immediately prior to such Investment (assuming such Investment occurred on the first day of the applicable period) and
         (iv) such Investments are made for the principal purpose of obtaining Program Rights or reducing the Borrower's Programming Obligations, other broadcast operating expenses or Leverage Ratio;

                  (y) By amending and restating Section 8.5 (Restricted Payments) of the Credit Agreement in its entirety to read as follows:

                  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment except:

                  (a) the redemption of the New Senior Subordinated Notes or any Preferred Stock from the Net Cash Proceeds arising from Spectrum License Sales to the extent not required to be applied in mandatory prepayment of the Obligations pursuant to SECTION 2.7(A)(I);

                  (b) the redemption of any Preferred Stock from the Net Cash Proceeds arising from an Equity Issuance of Common Stock or New Preferred Stock or the issuance of Common Stock or New Preferred Stock in exchange for Preferred Stock; and

                  (c) any Restricted Payment made as a result of any refinancing of Indebtedness or any exchange or conversion of Preferred Stock into Indebtedness permitted pursuant to CLAUSES (E), (F) or (G) of SECTION 8.1;

         PROVIDED, HOWEVER, that the Restricted Payments described in CLAUSES
         (A), (B) and (C) above shall not be permitted if either (A) an Event of Default or Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom or (B) such Restricted Payment is prohibited under the terms of any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries; and provided further, that, notwithstanding any other provision of this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, permit any Unrestricted Subsidiary to make any Restricted Payment of the types described in CLAUSE (B) or CLAUSE (C) of the definition of "RESTRICTED PAYMENT" in SECTION 1.1.

                  (z) By amending and restating Section 8.7 (Restrictions on Fundamental Changes; Permitted Acquisitions) of the Credit Agreement in its entirety to read as follows:

         Except in connection with a Permitted Acquisition or an Investment pursuant to SECTION 8.3(E), the Borrower will not, and will not permit any of its Subsidiaries to (a) merge with any Person, (b) consolidate with any Person, (c) acquire all or substantially all of the Stock or Stock Equivalents of any Person, (d) acquire all or substantially all of the assets of any Person or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any Person, (e) enter into any joint venture or partnership with any Person or (f) acquire or create any Subsidiary unless, after giving effect thereto, the Borrower is in compliance with SECTION 7.12; PROVIDED, HOWEVER, that, so long as no Default or Event of Default is outstanding or would result therefrom, (i) the Borrower shall be permitted to merge with any Subsidiary Guarantor if the Borrower is the surviving Person, (ii) a Subsidiary Guarantor (other than any License Subsidiary) shall be permitted to merge with another Subsidiary Guarantor (other than any License Subsidiary), and (iii) any Dissolution Subsidiary shall be permitted to be dissolved as contemplated by SECTION 4.24.

                  (aa) By amending and restating Section 8.12 (Modification of Constituent Documents) of the Credit Agreement in its entirety to read as follows:

                  The Borrower will not, and will not permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments which (i) are made in connection with the issuance of New Preferred Stock or Common Stock pursuant to SECTION 8.5(B) or (ii) individually or in the aggregate, do not materially adversely affect the rights and privileges of the Borrower or any of its Subsidiaries, or the interests of the Administrative Agent and the Lenders under the Loan Documents or in the Collateral.

                  (bb) By amending and restating clause (a) of Section 8.14 (Modification of Subordinated Debt Documents and Preferred Stock Documents) of the Credit Agreement in its entirety to read as follows:

                  (a) Except as provided in SECTION 8.1(E) or in connection with the redemption or exchange of Preferred Stock pursuant to SECTION 8.5(B), the Borrower will not, and will not permit any of its Subsidiaries to, change or amend the terms of any Subordinated Debt Document or Preferred Stock Document (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (i) increase the interest rate or dividend on such Subordinated Debt or Preferred Stock; (ii) change the dates upon which payments of principal or interest, or the dates of redemption or payment of dividends are due on such Subordinated Debt or Preferred Stock other than to extend such dates; (iii) change any default or event of default therein other than to delete or make less restrictive any default provision therein, or add any covenant with respect thereto; (iv) change the redemption or prepayment provisions of such Subordinated Debt or Preferred Stock other than to extend the dates therefor or to reduce the premiums payable in connection therewith; or (v) change or amend any other term if such change or amendment would materially increase the obligations of the Borrower or such Subsidiary (as the case may be) or confer additional rights to the holder of such Subordinated Debt or Preferred Stock in a manner materially adverse to the Borrower, any of its Subsidiaries, the Administrative Agent or any Lender.

                  SECTION 3. CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AMENDMENT. This Amendment shall become effective as of the date the following conditions precedent have been satisfied (the "EFFECTIVE DATE"):

                  (a) CERTAIN DOCUMENTS. The Administrative Agent shall have received on or before the Effective Date all of the following, all of which shall be in form and substance satisfactory to the Administrative Agent, in sufficient executed copies for each of the Lenders:

                  (i)      this Amendment executed by the Borrower;

                  (ii) the Consent, Agreement and Affirmation of Guaranty, in the form attached hereto as ANNEX A, executed by the Subsidiary Guarantors;

                  (iii) an executed Acknowledgment and Consent, in the form attached hereto as ANNEX B, from Lenders constituting the Requisite Lenders; and

                  (iv) such additional documentation as the Administrative Agent or the Requisite Lenders may reasonably require.

                  (b) AMENDMENT FEE. The Administrative Agent shall have received from the Borrower, for the ratable benefit of the Lenders party hereto on or prior to the Effective Date, an amendment fee equal to 0.25% of the sum of each such Lender's (i) Commitment as of the Effective Date and (ii) Ratable Portion of the principal amount of Term A Loans and Term B Loans outstanding on the Effective Date.

                  (c) STATION APPRAISAL. The Administrative Agent shall have received a Station Appraisal, dated December 2001, in respect of all Stations owned by the Loan Parties.

                  (d) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower or any Guarantor in or pursuant to the Credit Agreement and the other Loan Documents to which the Borrower or any Guarantor is a party or by which the Borrower, or any Guarantor is bound, shall be true and correct in all material respects, after giving effect to the terms of this Amendment, on and as of the Effective Date (except to the extent such representations and warranties in any such Loan Document expressly relate to an earlier date).

                  (e) NO EVENTS OF DEFAULT. No Event of Default or Default shall have occurred and be continuing on the Effective Date after giving effect to the terms of this Amendment.

                  SECTION 4. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that as of the date hereof, (a) no Event of Default or Default under the Credit Agreement shall have occurred and be continuing and (b) all of the representations and warranties of the Loan Parties contained in Article IV of the Credit Agreement and in any other Loan Document continue to be true and correct in all material respects, as though made on and as of such date (except to the extent such representations and warranties in any such Loan Document expressly relate to an earlier date).

                  SECTION 5. COSTS AND EXPENSES. The Borrower agrees to pay on demand in accordance with the terms of Section 13.3 of the Credit Agreement all costs and expenses of the Administrative Agent in connection with the preparation, reproduction, execution and delivery of this Amendment and all other Loan Documents entered into in connection herewith, including the reasonable fees, expenses and disbursements of Weil, Gotshal & Manges LLP, counsel for the Administrative Agent with respect thereto.

                  SECTION 6. REFERENCE TO AND EFFECT ON THE LOAN DOCUMENTS.

                  (a) Upon the effectiveness of this Amendment, on and after the Effective Date, each reference in the Credit Agreement to "THIS AGREEMENT", "HEREUNDER", "HEREOF" or words of like import, and each such reference in each other Loan Document, shall mean and be a reference to the Credit Agreement as amended hereby.

                  (b) Except as specifically amended hereby, all of the terms of the Credit Agreement and all other Loan Documents shall remain unchanged and in full force and effect.

                  (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender or the Administrative Agent under the Credit Agreement or any of the Loan Documents, nor constitute an amendment or waiver of any provision of the Credit Agreement or any of the Loan Documents.

                  (d) This Amendment is a Loan Document.

                  SECTION 7. TITLES. The Section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  SECTION 8. EXECUTION IN COUNTERPARTS. This Amendment may be executed and delivered in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same original agreement.

                  SECTION 9. NOTICES. All communications and notices to the Administrative Agent hereunder shall be given as provided in the Credit Agreement.

                  SECTION 10. SEVERABILITY. If any term or provision set forth in this Amendment shall be invalid or unenforceable, the remainder of this Amendment, or the application of such term or provision to persons or circumstances, other than those to which it is held unenforceable, shall not in any way be affected or impaired thereby.

                  SECTION 11. SUCCESSORS. The terms of this Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors or assigns.

                  SECTION 12. GOVERNING LAW. This Amendment shall be interpreted, and the rights and liabilities of the parties determined, in accordance with the internal law of the State of New York.

                            [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                       PAXSON COMMUNICATIONS CORPORATION,
                                         as Borrower


                                       By: /s/ Thomas Severson, Jr.
                                           -------------------------------------
                                           Name:  Thomas Severson, Jr.
                                           Title: Senior Vice President, Chief
                                                  Financial Officer and
                                                  Treasurer



                                       CITICORP USA, INC.,
                                       as Administrative Agent


                                       By:
                                           -------------------------------------
                                       Name:
                                       Title:

                                                                         ANNEX A


                 CONSENT, AGREEMENT AND AFFIRMATION OF GUARANTY

                  Each of the undersigned Subsidiary Guarantors hereby consents to the terms of the foregoing Amendment in its capacity as a guarantor under the Guaranty and agrees that the terms of this Amendment shall not affect in any way its obligations and liabilities under its guaranty, all of which obligations and liabilities shall remain in full force and effect and each of which is hereby reaffirmed.

                                       On behalf of each of the Subsidiary
                                       Guarantors under the Loan Documents


                                       By: /s/ Thomas Severson, Jr.
                                           -------------------------------------
                                           Name:  Thomas Severson, Jr.
                                           Title: Vice President and Treasurer
                                                  and, with respect to America
                                                  51, L.P., Vice President and
                                                  Treasurer of its General and
                                                  Limited Partners

                                                                         ANNEX B


                           ACKNOWLEDGEMENT AND CONSENT


Paxson Communications Corporation
601 Clearwater Park Road
West Palm Beach, FL  33401
Attention: Thomas E. Severson, Jr., Chief Financial Officer, with a copy to Anthony L. Morrison, Esq., Chief Legal Officer
Telecopy no: (561) 659-4754

Citicorp USA, Inc.
388 Greenwich Street, 21st Floor
New York, NY  10013
Attention: John P. Judge
Telecopy no: (212) 816-8084

         RE: PAXSON COMMUNICATIONS CORPORATION

Ladies and Gentlemen:

                  Reference is made to Credit Agreement, dated as of July 12, 2001, among Paxson Communications Corporation, a Delaware corporation (the "BORROWER"), the Lenders (as defined in the Credit Agreement), Citicorp USA, Inc., as administrative agent for the Lenders and as collateral agent for the Secured Parties under the Collateral Documents (in each such capacity, the "ADMINISTRATIVE AGENT"), Union Bank of California, N.A., as syndication agent for the Lenders, and CIBC, Inc. and General Electric Capital Corporation, each as co-documentation agents for the Lenders, as amended by Amendment No. 1, dated as of January 7, 2002 (as amended, the "CREDIT AGREEMENT"). Unless otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement are used herein as therein defined.

                  The Borrower has requested that the Lenders consent to an amendment to the Credit Agreement on the terms described in Amendment No. 2 to Credit Agreement (the "AMENDMENT"), a form of which is attached as EXHIBIT A hereto.

                  Pursuant to Section 11.1 of the Credit Agreement, the undersigned Lender hereby consents to the amendments of, and modifications to, the Credit Agreement contained in the Amendment and authorizes the Administrative Agent to execute the Amendment on its behalf.


                                       Very truly yours,


                                       -----------------------------------------
                                       (NAME OF LENDER)


                                       By:
                                           -------------------------------------
                                             Name:
                                             Title:

Dated as of June __, 2002